Filed Pursuant to Rule 424(b)(2)
                                                    Registration No. 333-60474

Pricing Supplement No. 75 dated March 24, 2005
(to Prospectus Supplement dated December 23, 2002
and Prospectus dated June 14, 2001)

LEHMAN BROTHERS HOLDINGS INC.
Lehman Notes, Series A
Due Nine Months or More from the Date of Issue

Trade Date:             March 24, 2005
Issue Date:             March 29, 2005



CUSIP       Aggregate         Price to    Gross       Named       Dealers'
Number      Principal         Public      Agents'     Agents'     Selling
            Amount                      Concession  Concession  Concession

52519FDU2   $7,920,000.00     100.00%     2.70%       2.50%       2.00%


CUSIP       Net Proceeds      Interest Rate
Number      to Issuer         per Annum

52519FDU2   $7,706,160.00     5.75%



CUSIP       Interest Payment        First Interest       Maturity
Number      Dates                   Payment Date         Date

52519FDU2   Monthly on the 29th,    April 29, 2005       March 29, 2030
            and on the Maturity
            Date


CUSIP       Survivor's     Right of Issuer to Redeem Notes or of
Number      Option         Holder to Require Repayment of Notes
            (Yes/No)

52519FDU2   Yes            The Note may be redeemed prior to the Maturity Date
                           at the option of Lehman Brothers Holdings, in whole or in part, at a price equal to 100% of the principal amount being redeemed, monthly on the 29th, commencing March 29, 2010. Notice of redemption will be given not more than 60 nor less than 30 days prior to the redemption date.

                           The holder of the Note may not elect repayment of the Note by Lehman Brothers Holdings prior to the Maturity Date except pursuant to the Survivors' Option, if applicable.



Other Terms:            None


Capitalized terms used herein without definition have the meanings ascribed to them in the Prospectus Supplement and Prospectus.